F-STAR THERAPEUTICS, INC.

INDUCEMENT GRANT

GRANT NOTICE - RESTRICTED SHARE UNITS

Capitalized terms not specifically defined in this Restricted Share Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the [Offer Letter/Service Agreement] dated [                    ] between F-star Therapeutics, Inc. (the “Company”) and James Sandy.

As an inducement to join the Company, the Company has granted to the participant listed below (“Participant”) the Restricted Share Units (the “RSUs”) described in this Grant Notice (the “Award”), subject to the terms and conditions of the Restricted Share Unit Agreement attached as Exhibit A (the “Agreement”), which is incorporated into this Grant Notice by reference.

Participant:	James Sandy

Grant Date:	March 1, 2022

Number of RSUs:	25,000 RSUs

Vesting Commencement Date:	March 1, 2022

Vesting Schedule:	Twenty five percent (25%) of the total number of shares under the award shall vest on the first anniversary of the Vesting Commencement Date, and thereafter shall vest in equal quarterly installments over the remaining three years.

Withholding Taxes:

The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the vesting of the RSUs, the amount of any applicable employment withholding tax obligations of the Company (including social security) in respect of the RSUs and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. The Company shall not deliver any shares to the Participant until it is satisfied that all required employment tax withholdings have been made.

The Participant may satisfy the employment withholding tax obligation by (a) remitting the applicable funds via check or wire to the Company; (b) establishing a 10b5-1(c)(1)(i)(B) Plan under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”); (c) at the option of the Administrator, through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck/compensation; or if the Participant does not remit the withholding taxes to the Company per a, b or c; (d) the Participant authorizes the Company, on behalf of the Participant, if the Company believes that the sale of shares can be made in compliance with applicable securities laws, to authorize, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date such number of shares of Common Stock as the Company instructs a registered broker chosen by the Company to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares, the Participant shall execute any such documents requested by the Company or the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act.

By Participant’s signature below, Participant agrees to be bound by the terms of this Grant Notice the Agreement and any Group Company policy that may be applicable to the Participant and the Award from time to time (the “Policies”) including but not limited to the Company’s claw-back policy, share retention policy and remuneration policy. Participant has reviewed this Grant Notice, the Agreement and the Policies in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Policies. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this Grant Notice or the Agreement.

F-STAR THERAPEUTICS, INC.		PARTICIPANT

By:
Name:	Darlene Deptula-Hicks	James Sandy
Title:	Chief Financial Officer

Exhibit A

RESTRICTED SHARE UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Offer Letter.

1.	GENERAL

1.1	Award of RSUs.

The Company has granted the RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any Shares or payment of any cash until the time (if ever) the RSUs have vested.

1.2	Unsecured Promise.

The RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

2.	VESTING; FORFEITURE AND SETTLEMENT

2.1	Vesting; Forfeiture.

The RSUs will vest according to the vesting schedule in the Grant Notice except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated. In the event of Participant’s Termination of Service for any reason, all unvested RSUs will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company.

2.2	Settlement.

(a)

RSUs will be paid in Shares or cash at the Company’s option as soon as administratively practicable after the vesting of the applicable RSU, but in no event more than sixty (60) days after the RSU’s vesting date. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Laws until the earliest date the Company reasonably determines the making of the payment will not cause such a violation.

(b)	If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.

(c)	If an RSU is paid in Shares, Participant may be required to pay the nominal value thereof in the same manner as provided for Withholding Taxes below.

3.	TAXATION AND TAX WITHHOLDING

3.1	Representation.

Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

3.2	Tax Withholding.

(a)

On each vesting date, and on or before the time Participant receives a distribution of the shares underlying the RSUs, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, Participant hereby authorizes any required withholding from the shares issuable to Participant and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any parent or subsidiary that arise in connection with Participant’s RSU (the “Withholding Taxes”). Specifically, pursuant to Section 3.2(b), Participant has agreed to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby Participant has irrevocably agreed to sell a portion of the shares to be delivered in connection with Participant’s RSUs to satisfy the Withholding Taxes and whereby the FINRA Dealer committed to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its parents or subsidiaries. If, for any reason, such “same day sale” commitment pursuant to Section 3.2(b) does not result in sufficient proceeds to satisfy the Withholding Taxes or would be prohibited by Applicable Laws at the applicable time, Participant hereby authorizes the Company and/or the relevant parent or Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all Withholding Taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to Participant by the Company or any parent or Subsidiary; (ii) causing Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company); or (iii) withholding shares from the shares issued or otherwise issuable to Participant in connection with Participant’s RSUs with a Fair Market Value (measured as of the date shares are issued to Participant) equal to the amount of such Withholding Taxes; provided, however, that the number of such shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and, if applicable, foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; and, provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the prior approval of the Company’s Compensation Committee.

(b)	Participant hereby acknowledges and agrees to the following:

(i)	Participant hereby appoints such FINRA Dealer appointed by the Company for purposes of this Section 3.2(b) as Participant’s agent (the “Agent”), and authorizes the Agent:

(A)

To sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after each date on which the shares underlying Participant’s RSUs vest, the number (rounded up to the next whole number) of the shares to be delivered to Participant in connection with the vesting of those shares sufficient to generate proceeds to cover (A) the Withholding Taxes that Participant is required to pay pursuant to this Agreement as a result of the shares vesting (or being issued, as applicable) and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)	To remit any remaining funds to Participant.

(ii)	Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares that must be sold pursuant to this Section 3.2(b).

(iii)

Participant understands that the Agent may effect sales as provided in this Section 3.2(b) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell shares underlying Participant’s RSUs as provided by in this Section 3.2(b) due to (A) a legal or contractual restriction applicable to Participant or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the shares may be traded. In the event of the Agent’s inability to sell shares underlying Participant’s RSUs, Participant will continue to be responsible for the timely payment to the Company of all Withholding Taxes and any other federal, state, local and foreign taxes that are required by Applicable Laws and regulations to be withheld, including but not limited to those amounts specified in this Section 3.2(b).

(iv)

Participant acknowledges that regardless of any other term or condition of this Section 3.2(b), the Agent will not be liable to Participant for (A) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)

Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 3.2(b). The Agent is a third-party beneficiary of this Section 3.2(b).

(vi)	Participant hereby agrees that if Participant has signed the Grant Notice at a time that Participant is in possession of material non-public information, unless

Participant informs the Company in writing within five business days following the date Participant ceases to be in possession of material non-public information that Participant is not in agreement with the provisions of this Section 3.2(b), Participant not providing such written determination shall be a determination and agreement that Participant has agreed to the provisions set forth in this Section 3.2(b) on such date as Participant has ceased to be in possession of material non-public information.

(vii)	This Section 3.2(b) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of Participant’s RSUs have been satisfied.

(c)

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the RSUs, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the RSUs. Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the RSUs or the subsequent sale of Shares. The Company and the Subsidiaries do not commit and are under no obligation to structure the RSUs to reduce or eliminate Participant’s tax liability.

4.	OTHER PROVISIONS

4.1	Adjustments.

Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement.

4.2	Notices.

Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.3	Titles.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.4	Conformity to Applicable Laws.

Participant acknowledges that the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws, and this RSU may be unilaterally cancelled by the Company (with the effect that all Participant’s rights hereunder lapse with immediate effect) if the Administrator determines in its reasonable discretion that such conformity is not possible or practicable.

4.5	Successors and Assigns.

The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.6	Limitations Applicable to Section 16 Persons.

Notwithstanding any other provision of this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Grant Notice, this Agreement, and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.7	Entire Agreement.

The Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

4.8	Agreement Severable.

In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.9	Limitation on Participant’s Rights.

This Agreement confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive cash or the Shares as a general unsecured creditor with respect to the RSUs, as and when settled pursuant to the terms of this Agreement.

4.10	Not a Contract of Employment.

Nothing in the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.11	Counterparts.

The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.

4.12	Duration.

Unless determined otherwise by the Company, in the event that on the normal vesting date of an RSU (i) the vesting of the RSU is prohibited by Applicable Laws, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading or dealing policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the vesting date of the RSU shall be deferred until the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company. Notwithstanding the foregoing, if the Participant, prior to the vesting date of an RSU, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the RSU issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines. In addition, if, prior to the vesting date of a RSU, the Participant is given notice by the Company or any of its Subsidiaries of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause, and the effective date of such Termination of Service is subsequent to the date of the delivery of such notice, the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the RSU issued to the Participant shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service as a Service Provider will not be terminated for Cause as provided in such notice or (ii) the effective date of the Participant’s Termination of Service by the Company or any of its Subsidiaries for Cause (in which case the right of the Participant and the Participant’s transferees to receive Shares on the vesting of the RSU issued to the Participant will terminate immediately upon the effective date of such Termination of Service).

4.13	Equity Restructuring.

In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 4.13, the Administrator will equitably adjust the Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to the Award and/or the Award’s grant price, granting new Awards to the Participant, and making a cash payment to the Participant. The adjustments provided under this Section 4.13 will be nondiscretionary and final and binding on the Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(a)     If, in the event of a Change in Control:

(i)     the Award is (i) assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or is substituted for awards covering the equity securities of the successor or survivor corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator; and (ii) on or within 12 months following the effective date of such Change in Control, the Company (or its successor or the applicable Subsidiary thereof) Terminates the Service of the Participant without Cause, then, effective as of the date of such Termination of Service any then unvested Shares subject to the Award shall become immediately vested and (to the extent relevant) exercisable; or

(ii)     the successor or acquirer entity does not agree to assume or continue or rollover Awards as contemplated by Section 14.3(a)(i), the Award will vest in full effective immediately prior to the occurrence of such Change in Control.

(b)     In the event of any Corporate Event other than a Change in Control, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Laws or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made with respect to the Award, (y) to facilitate such transaction or event or (z) give effect to such changes in, or prevent a breach of, Applicable Laws or accounting principles:

(i)     To provide for the cancellation of the Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of the Award or realization of the Participant’s rights under the vested portion of the Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of the Award or realization of the Participant’s rights, in any case, is equal to or less than zero (as determined by the Administrator in its discretion), then the Award may be terminated without payment. In addition, such payments under this provision may, in the Administrator’s discretion, be delayed to the same extent that payment of consideration to the holders of Common Stock in connection with the Corporate Event is delayed as a result of escrows, earn outs, holdbacks or any other contingencies;

(ii)     To provide that the Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the provisions of the Award;

(iii)     To provide that the Award be assumed by the successor or survivor corporation, or a parent or Subsidiary thereof, or shall be substituted for by awards covering the equity securities of the successor or survivor corporation, or a parent or Subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv)     To make adjustments in the number and type of shares (or other securities or property) subject to outstanding Awards (including, but not limited to, adjustments of the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(v)     To replace the Award with other rights or property selected by the Administrator; and/or

(vi)     To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable transaction or event.

The Administrator may take different actions with respect to the vested and unvested portions of an Award.

5.	Definitions.

“Administrator” means the Board or a Committee of the Board to the extent that the Board’s powers or authority under this Award have been delegated to such Committee.

“Applicable Laws” means any applicable laws, including without limitation: (a) the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted; and (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. federal, state, local or foreign, applicable in the United Kingdom, United States or any other relevant jurisdiction.

“Cause” means (i) if a Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries or an Award Agreement in which the term “cause” is defined (a “Relevant Agreement”), “Cause” as defined in the Relevant Agreement, and (ii) if no Relevant Agreement exists, (A) the Administrator’s determination that the Participant failed to substantially perform the Participant’s duties (other than a failure resulting from the Participant’s Disability); (B) the Administrator’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (C) the occurrence of any act or omission by the Participant that could reasonably be expected to result in (or has resulted in) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities for the Company or any of its Subsidiaries; or (E) the Participant’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.

“Change in Control” means and includes each of (a) a Sale or (b) a Takeover. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit.

“Control” shall have the meaning given in section 995 (2) of the UK Income Tax Act 2007, unless otherwise specified.

“Corporate Event” means an Equity Restructuring, dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), capitalization, share issue, offer, subdivision, reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles.

“Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

“Employee” means any employee of the Company or its Subsidiaries.

“Equity Restructuring” means a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the price of Shares (or other Company securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for Shares as quoted on such exchange for the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.

“Sale” means the sale of all or substantially all of the assets of the Company.

“Service Provider” means an Employee.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Takeover” means if any person (or a group of persons acting in concert) (the “Acquiring Person”):

(i)	obtains Control of the Company as the result of making a general offer to:-

(A)	acquire all of the issued ordinary share capital of the Company, which is made on a condition that, if it is satisfied, the Acquiring Person will have Control of the Company; or

(B)	acquire all of the shares in the Company which are of the same class as the Shares; or

(ii)

obtains Control of the Company as a result of a compromise or arrangement sanctioned by a court under Section 899 of the UK Companies Act 2006, or sanctioned under any other similar law of another jurisdiction; or

(iii)	becomes bound or entitled under Sections 979 to 985 of the UK Companies Act 2006 (or similar law of another jurisdiction) to acquire shares of the same class as the Shares; or

(iv)	obtains Control of the Company in any other way.

“Termination of Service” means the date the Participant ceases to be a Service Provider and “Terminates the Service” shall have the corresponding meaning.